UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2007

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

120 Kearny Street, San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 636-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On July 2, 2007, The Charles Schwab Corporation (the Company) entered into a stock purchase agreement (Stock Purchase Agreement) with Charles R. Schwab, the Company's Chairman and Chief Executive Officer and largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. The Stock Purchase Agreement was entered into as part of the Company's plan to repurchase $2.3 billion of its common shares through a modified "Dutch Auction" Tender Offer (Tender Offer) and a separate Stock Purchase Agreement.

Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders have agreed not to participate in the Tender Offer and instead have agreed to sell after completion of the Tender Offer, and the Company has agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Tender Offer is higher or lower than the number of shares that the Company is currently offering to purchase). The number of shares to be repurchased will be calculated to result in Mr. Schwab maintaining the same beneficial ownership interest in the Company's outstanding common stock that he currently has (approximately 18 percent) and does not take into consideration Mr. Schwab's outstanding stock options. The purchase price per share under the Stock Purchase Agreement will be the same as is determined and paid in the Tender Offer. A copy of the Stock Purchase Agreement was included with the Company's Schedule TO Tender Offer Statement, which was filed with the Securities and Exchange Commission on July 3, 2007.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On July 1, 2007, the Company completed the sale of U.S. Trust Corporation (U.S. Trust), which was a wholly-owned subsidiary of the Company that provided wealth management services. The Company sold all of the outstanding common stock of U.S. Trust to Bank of America Corporation for $3.3 billion in cash. The Company will record a pre-tax gain on the sale of approximately $1.9 billion in the third quarter of 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: July 03, 2007	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto
Executive Vice President and Chief Financial Officer